Supplement dated December 20, 2005, to supplement dated April 28, 2005, to supplement dated September 29, 2004, to supplement dated August 12, 2004, to prospectus supplement dated June 29, 2004 (to prospectus dated March 30, 2004)

$105,751,000

(Approximate)

American Home Mortgage Investment Trust 2004-2

Issuer

American Home Mortgage Servicing, Inc.

(formerly known as Columbia National, Incorporated)

Master Servicer

American Home Mortgage Securities LLC

Depositor

American Home Mortgage Investment Trust 2004-2,

Mortgage-Backed Notes, Series 2004-2

Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated June 29, 2004.

Subject to the terms and conditions set forth in an underwriting agreement dated December 20, 2005, the Depositor has agreed to sell, and the Underwriter has agreed to purchase, the Class IV-A-6 Notes (the “Notes”). Distribution of the Notes will be made from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of the Notes, before deducting expenses payable by the Depositor, will be approximately 98.00% of the aggregate initial Note Principal Balance of the Class IV-A-6 Notes, respectively, plus accrued interest on the Notes from December 1, 2005. In connection with the purchase and sale of the Notes, the Underwriter may be deemed to have received compensation from the Depositor in the form of underwriting discounts.

The Notes are offered subject to (i) receipt and acceptance by the Underwriter, (ii) prior sale, and (iii) the Underwriter’s right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. The Notes are expected to be delivered through the facilities of DTC, Clearstream, Luxembourg and the Euroclear System on or about December 22, 2005.

The underwriting agreement provides that the Depositor and the Seller, jointly and severally, will indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or will contribute to payments the Underwriter may be required to make in respect thereof.

Goldman, Sachs & Co.

The master servicer provides monthly unaudited reports concerning the trust fund ("Securityholder Reports") to all registered holders of each class of Offered Notes as described in the Prospectus under "Description of the Securities—Reports to Securityholders." The Securityholder Reports are filed with the Commission as required under the Exchange Act and the Commission's related rules and regulations. All Securityholder Reports filed prior to the termination of the offering of the Class IV-A-6 Notes are incorporated in this Supplement by reference and can be obtained at www.sec.gov.

The entire section “Loan Group IV” under “The Mortgage Pool—Mortgage Loan Characteristics” shall be deleted in its entirety and replaced with the following:

Loan Group IV

All of the Group IV Loans are secured by first liens on the related mortgaged property.

None of the Group IV Loans will be a buydown mortgage loan.

None of the Group IV Loans originated in Georgia will be subject to the Georgia Fair Lending Act.

None of the Group IV Loans will be subject to the Home Ownership and Equity Protection Act of 1994 or any comparable state or local law.

None of the Group IV Loans will have reached their first adjustment date as of the Closing Date.

None of the Group IV Loans will provide for prepayment charges.

The delinquency tables for the Master Servicer under “The Master Servicer—General” in the prospectus supplement shall be deleted in their entirety and replaced with the following:

Delinquency and Foreclosure Experience in American Home's

Adjustable Rate Mortgage Loan Portfolio

As of September 30, 2004	As of November 30, 2003

	No. of Loans	Principal Balance	% by Principal Balance	No. of Loans	Principal Balance	% by Principal Balance
Count/Balance	39,291	$8,232,798,967		15,680	$2,722,534,254
30-59 Days	446	$81,680,044	0.99%	272	$34,929,151	1.28%
60-89 Days	79	$14,653,738	0.18%	45	$5,943,734	0.22%
90 Days or more	73	$11,298,668	0.14%	39	$3,743,110	0.14%
Delinquent/Bankruptcies	120	$11,806,973	0.14%	115	$9,965,649	0.36%
Total Delinquencies	718	$119,439,423	1.45%	471	$54,581,644	2.00%
Foreclosures Pending	94	$12,677,963	0.15%	88	$8,914,390	0.33%
Total Default	812	$132,117,386	1.60%	559	$63,496,034	2.33%

As of December 31, 2004	As of September 30, 2005

	No. of Loans	No. of Loans	No. of Loans	No. of Loans	Principal Balance	% by Principal Balance
Count/Balance	47,738	$10,680,668,217		53,137	$14,441,826,194
30-59 Days	535	$109,713,803	1.02%	164	$45,080,200	0.31%
60-89 Days	94	$18,117,688	0.16%	29	$7,169,498	0.05%
90 Days or more	38	$5,813,868	0.05%	26	$7,736,791	0.05%
Delinquent/Bankruptcies	78	$7,072,773	0.06%	35	$5,557,163	0.04%
Total Delinquencies	745	$140,072,131	1.31%	254	$65,543,652	0.45%
Foreclosures Pending	106	$20,815,426	0.19%	159	$47,707,032	0.33%
Total Default	851	$161,533,557	1.51%	413	$113,250,684	0.78%

The tables regarding the Group IV Loans under the section entitled “Schedule A—Certain Characteristics of the Mortgage Loans in the prospectus supplement shall be deleted in their entirety and replaced with the following tables, which reflect information regarding the Group IV Loans as of December 1, 2005, after deducting payments due during the month of December 2005, unless otherwise indicated:

Principal Balances of the Mortgage Loans at Origination in Group IV

Range of Original Mortgage Loan Principal Balances	Number of Mortgage Loans	Aggregate Principal Balance Outstanding as of December 1, 2005	Percentage of Mortgage Loans
$27,720 to $50,000	3	$123,248	0.03%
$50,001 to $100,000	79	6,522,568	1.76
$100,001 to $150,000	208	26,044,218	7.01
$150,001 to $200,000	184	31,351,555	8.44
$200,001 to $250,000	160	35,581,842	9.58
$250,001 to $300,000	115	31,147,999	8.38
$300,001 to $350,000	100	31,837,961	8.57
$350,001 to $400,000	108	40,416,388	10.88
$400,001 to $600,000	248	116,703,279	31.41
$600,001 to $800,000	42	26,790,621	7.21
$800,001 to $1,000,000	17	15,967,337	4.30
$1,000,001 to $1,200,000	2	1,915,505	0.52
$1,200,001 to $1,400,000	1	1,165,869	0.31
$1,400,001 to $1,600,000	4	5,929,450	1.60
Total	1,271	$371,497,840	100.00%

Scheduled Principal Balances of the Mortgage Loans in Group IV

Range of Scheduled Mortgage Loan Principal Balances	Number of Mortgage Loans	Aggregate Principal Balance Outstanding as of December 1, 2005	Percentage of Mortgage Loans
$27,049 to $50,000	3	$123,248	0.03%
$50,001 to $100,000	84	7,019,757	1.89
$100,001 to $150,000	217	27,582,905	7.42
$150,001 to $200,000	180	31,195,943	8.40
$200,001 to $250,000	157	35,249,597	9.49
$250,001 to $300,000	113	30,862,541	8.31
$300,001 to $350,000	107	34,706,355	9.34
$350,001 to $400,000	109	41,296,586	11.12
$400,001 to $600,000	241	114,893,740	30.93
$600,001 to $800,000	36	23,589,006	6.35
$800,001 to $1,000,000	18	16,810,847	4.53
$1,000,001 to $1,200,000	2	2,237,865	0.60
$1,400,001 to $1,600,000	4	5,929,450	1.60
Total	1,271	$371,497,840	100.00%

Mortgage Rates of the Mortgage Loans in Group IV

Range of Mortgage Rates	Number of Mortgage Loans	Aggregate Principal Balance Outstanding as of December 1, 2005	Percentage of Mortgage Loans
3.625% to 4.000%	36	$15,606,590	4.20%
4.001% to 4.500%	209	81,114,261	21.83
4.501% to 5.000%	356	126,655,195	34.09
5.001% to 5.500%	288	75,039,444	20.20
5.501% to 6.000%	188	38,611,947	10.39
6.001% to 6.500%	112	20,807,246	5.60
6.501% to 7.000%	63	10,176,053	2.74
7.001% to 7.500%	14	2,611,653	0.70
7.501% to 8.000%	5	875,451	0.24
Total	1,271	$371,497,840	100.00%

Original Loan-to-Value Ratios* in Group IV

Original Loan-to-Value Ratio(%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding as of December 1, 2005	Percentage of Mortgage Loans
6.86 to 50.00	36	$11,432,303	3.08%
50.01 to 55.00	17	5,556,972	1.50
55.01 to 60.00	35	14,914,179	4.01
60.01 to 65.00	49	18,432,767	4.96
65.01 to 70.00	84	30,616,324	8.24
70.01 to 75.00	107	43,067,871	11.59
75.01 to 80.00	730	209,613,743	56.42
80.01 to 85.00	18	2,966,918	0.80
85.01 to 90.00	74	13,774,662	3.71
90.01 to 95.00	107	19,120,094	5.15
95.01 to 100.00	14	2,002,007	0.54
Total	1,271	$371,497,840	100.00%

Weighted Average Original Loan-to-Value: 75.88%.

* Loan to value ratios are calculated by talking the Original Principal Balance and dividing the lesser of the original appraised value and sale price of the property.

Geographic Distribution of the Mortgaged Properties in Group IV

Geographic Distribution	Number of Mortgage Loans	Aggregate Principal Balance Outstanding as of December 1, 2005	Percentage of Mortgage Loans
California	206	$78,547,680	21.14%
Illinois	221	68,399,474	18.41
Virginia	98	29,609,298	7.97
Maryland	79	24,728,158	6.66
Arizona	81	19,450,059	5.24
New York	35	14,063,791	3.79
Nevada	51	13,940,954	3.75
Washington	45	12,945,750	3.48
New Jersey	33	12,091,176	3.25
Florida	58	11,124,949	2.99
Massachusetts	33	10,399,179	2.8
District Of Columbia	23	8,534,443	2.3
Colorado	34	7,979,666	2.15
Oregon	34	7,965,522	2.14
Other	240	51,717,741	13.92
Total	1,271	$371,497,840	100.00%

Credit Score of the Mortgage Loans in Group IV

Credit Score Range	Number of Mortgage Loans	Aggregate Principal Balance Outstanding as of December 1, 2005	Percentage of Mortgage Loans
Not Available	3	$1,416,567	0.38%
582 to 600	1	388,673	0.10
601 to 620	8	1,486,683	0.40
621 to 640	54	13,902,617	3.74
641 to 660	98	26,366,373	7.10
661 to 680	153	38,803,093	10.45
681 to 700	181	50,535,733	13.6
701 to 720	187	54,898,465	14.78
721 to 740	172	51,272,498	13.80
741 to 760	171	57,415,253	15.46
761 to 780	155	48,655,655	13.10
781 to 800	72	22,177,160	5.97
Greater than 801	16	4,179,069	1.12
Total	1,271	$371,497,840	100.00%

Weighted Average Credit Score (where credit scores were available): 719

Property Types of the Mortgaged Properties in Group IV

Property Type	Number of Mortgage Loans	Aggregate Principal Balance Outstanding as of December 1, 2005	Percentage of Mortgage Loans
Condominium	159	$36,666,877	9.87%
Cooperative	14	5,505,529	1.48
Planned Unit	311	89,822,903	24.18
Single Family	729	223,248,359	60.09
Two-to-Four Family	58	16,254,171	4.38
Total	1,271	$371,497,840	100.00%

Occupancy Status of the Mortgaged Properties in Group IV

Occupancy	Number of Mortgage Loans	Aggregate Principal Balance Outstanding as of December 1, 2005	Percentage of Mortgage Loans
Primary Residence	123	$22,186,795	5.97%
Non-Owner Occupied	1110	338,848,316	91.21
Second/Vacation	38	10,462,729	2.82
Total	1,271	$371,497,840	100.00%

Loan Purpose of the Mortgage Loans in Group IV

Loan Purpose	Number of Mortgage Loans	Aggregate Principal Balance Outstanding as of December 1, 2005	Percentage of Mortgage Loans
Purchase	313	$89,483,087	24.09%
Equity Refinance	730	200,389,985	53.94
Rate/Term Refinance	228	81,624,768	21.97
Total	1,271	$371,497,840	100.00%

Documentation Types of the Mortgage Loans in Group IV

Documentation	Number of Mortgage Loans	Aggregate Principal Balance Outstanding as of December 1, 2005	Percentage of Mortgage Loans
Full/Alternative Documentation	772	$261,898,611	70.50%
Limited Documentation	2	341,500	0.09
Stated Documentation	342	79,342,785	21.36
No Documentation	155	29,914,943	8.05
Total	1,271	$371,497,840	100.00%

Original Terms to Stated Maturity of the Mortgage Loans in Group IV

Range of Original Terms (months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding as of December 1, 2005	Percentage of Mortgage Loans
180	1	$280,113	0.08%
360	1269	371,190,824	99.92
480	1	26,903	0.01
Total	1,271	$371,497,840	100.00%

Remaining Terms to Stated Maturity of the Mortgage Loans in Group IV

Range of Remaining Terms (months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding as of December 1, 2005	Percentage of Mortgage Loans
<= 168	1	$280,113	0.08%
169 – 348	1269	371,190,824	99.92
349 – 433	1	26,903	0.01
Total	1,271	$371,497,840	100.00%

Index of the Mortgage Loans in Group IV

Index	Number of Mortgage Loans	Aggregate Principal Balance Outstanding as of December 1, 2005	Percentage of Mortgage Loans
1 Year CMT	7	$1,686,950	0.45%
1 Year LIBOR	741	269,629,799	72.58
6 Month LIBOR	523	100,181,090	26.97
Total	1,271	$371,497,840	100.00%

Rate Adjustment Frequency of the Mortgage Loans in Group IV

Rate Adjustment Frequency	Number of Mortgage Loans	Aggregate Principal Balance Outstanding as of December 1, 2005	Percentage of Mortgage Loans
6 Months	523	$100,181,090	26.97%
12 Months	748	271,316,749	73.03
Total	1,271	$371,497,840	100.00%

Months to Next Rate Adjustment* of the Mortgage Loans in Group IV

Months to Next Rate Adjustment	Number of Mortgage Loans	Aggregate Principal Balance Outstanding as of December 1, 2005	Percentage of Mortgage Loans
11 – 20	3	$978,568	0.26%
31 – 40	207	50,692,932	13.65
41 – 50	1058	318,514,573	85.74
51 – 60	1	637,500	0.17
61 – 70	2	674,266	0.18
Total	1,271	$371,497,840	100.00%

* Months to next rate adjustment is calculated by using the first rate adjustment date for the loans still in a hybrid period and by using next rate adjustment for loans that are fully indexed.

Maximum Lifetime Mortgage Rate of the Mortgage Loans in Group IV

Range of Maximum Mortgage Rates	Number of Mortgage Loans	Aggregate Principal Balance Outstanding as of December 1, 2005	Percentage of Mortgage Loans
8.625% to 9.000%	35	$14,937,924	4.02%
9.001% to 9.500%	208	80,831,261	21.76
9.501% to 10.000%	357	127,323,860	34.27
10.001% to 10.500%	288	74,684,944	20.10
10.501% to 11.000%	187	38,585,044	10.39
11.001% to 11.500%	113	21,444,746	5.77
11.501% to 12.000%	64	10,202,956	2.75
12.001% to 12.500%	14	2,611,653	0.70
12.501% to 13.000%	5	875,451	0.24
Total	1,271	$371,497,840	100.00%

Periodic Rate Cap of the Mortgage Loans in Group IV

Periodic Rate Cap	Number of Mortgage Loans	Aggregate Principal Balance Outstanding as of December 1, 2005	Percentage of Mortgage Loans
1.000%	526	$100,529,709	27.06%
2.000%	745	270,968,130	72.94
Total	1,271	$371,497,840	100.00%

Initial Rate Cap of the Mortgage Loans in Group IV

Initial Rate Cap	Number of Mortgage Loans	Aggregate Principal Balance Outstanding as of December 1, 2005	Percentage of Mortgage Loans
1.000%	3	$348,619	0.09%
2.000%	6	2,566,829	0.69
5.000%	1262	368,582,391	99.22
Total	1,271	$371,497,840	100.00%

Gross Margin of the Mortgage Loans in Group IV

Range of Gross Margin	Number of Mortgage Loans	Aggregate Principal Balance Outstanding as of December 1, 2005	Percentage of Mortgage Loans
2.250% to 2.250%	764	$274,646,840	73.93%
2.251% to 2.500%	26	4,379,550	1.18
2.501% to 2.750%	5	1,352,300	0.36
2.751% to 3.000%	1	495,000	0.13
4.751% to 5.000%	475	90,624,150	24.39
Total	1,271	$371,497,840	100.00%

Product Type of the Mortgage Loans in Group IV

Product Type	Number of Mortgage Loans	Aggregate Principal Balance Outstanding as of December 1, 2005	Percentage of Mortgage Loans
3/27 1 Year LIBOR ARM IO	2	$951,666	0.26%
5/25 1 Year CMT ARM	6	1,049,450	0.28
5/25 1 Year LIBOR ARM	171	68,673,242	18.49
5/25 1 Year LIBOR ARM IO	566	199,330,626	53.66
5/25 6 Month LIBOR ARM	432	80,993,224	21.80
5/25 6 Month LIBOR ARM IO	91	19,187,866	5.17
7/23 1 Year CMT ARM	1	637,500	0.17
7/23 1 Year LIBOOR ARM	1	538,081	0.14
7/23 1 Year LIBOR ARM	1	136,185	0.04
Total	1,271	$371,497,840	100.00%

Interest Only Feature of the Mortgage Loans in Group IV

Interest Only Feature	Number of Mortgage Loans	Aggregate Principal Balance Outstanding as of December 1, 2005	Percentage of Mortgage Loans
None	612	$152,027,682	40.92%
3 Years	2	951,666	0.26
5 Years	657	218,518,492	58.82
Total	1,271	$371,497,840	100.00%

Goldman, Sachs & Co.

This supplement may be used to offer or sell the notes offered hereby only if accompanied by the prospectus supplement and prospectus.

Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the Notes offered by this supplement and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Notes, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus for 90 days after the date of this prospectus supplement.